Exhibit 10.1

NeuRX Health, Inc.	Tel: 401-225-6000

May 6, 2026

Revocation of Planned Sub-License Agreement

RE: NeuRX Health Inc. and Odyssey Health Inc.

Dear Mr. Redmond:

In the last few day, we were made aware of the fact that our licensing and royalty agreement(s) with Davion Healthcare Plc (“Davion”), related to their BreastCheck product, which includes global licenses for both the manufacturing and distribution, together with the marketing of BreastCheck, cannot be sub-licensed, reassigned to, or acquired by any other company, including change of our company name in any way shape or form, without express written consent of Davion.

We now acknowledge that we had no legal right to enter into any agreement with you, without the written approval of Davion. Davion has never given, and we have never asked for such approval, which was our error. Davion has advised us that had they been formally notified of the planned sublicense agreement, prior to us executing it with you, they would have declined to approve it.

As a result of our breach of contract with Davion, we regret to inform you that all such agreements, understandings, and efforts made between our two companies to appoint you as a Global Distributor/Manufacturer for BreastCheck are cancelled with immediate effect.

Davion has advised us that they would require you to announce with immediate effect your withdrawal of your previous public notifications that you hold a sub license for BreastCheck, so as not to mislead your shareholders and the market you are listed on and the one Davion is planning to join shortly.

Sincerely,

/s/ Robert Hainey

Robert Hainey

CEO

24 Quaker Lane, Unit J, Warwick, RI 02886